Exhibit 99.3

INFORMATION FOR RELEASE

Midland Financial Holdings, Inc., a MuniMae Subsidiary,
Announces Private Placement of Trust Preferred Securities due May 2034

BALTIMORE (May 3, 2004) — MFH Financial Trust I, a subsidiary of Midland Financial Holdings, Inc (“MFH”), completed an offering today of $60,000,000 of 9.5% trust preferred securities to qualified institutional investors in a transaction complying with Securities and Exchange Commission Rule 144A. The trust will use the proceeds to acquire junior subordinated debentures issued by MFH. MFH is an indirect wholly owned subsidiary of Municipal Mortgage & Equity, LLC, also known as MuniMae (NYSE:MMA). MFH will use the proceeds to repay a portion of an inter-company loan from MuniMae. MuniMae, in turn, intends to use its proceeds to repay indebtedness.

The trust preferred securities have an initial dividend rate of 9.5% per annum, which will reset on May 5, 2014 to a rate that is equal to the greater of (a) 9.5% per annum or (b) the rate per annum which is equal to 6% plus the U.S. 10-year Treasury Rate on that date through May 3, 2034. Dividends are payable quarterly. MFH may redeem the securities, in whole or in part, on May 5, 2014.

The trust preferred securities have not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction or listed on any securities exchange. As a result, the trust preferred securities may be offered only in transactions that are exempt from registration under the Securities Act of 1933 or the applicable securities laws of any other jurisdiction.

This press release is not an offer to sell any securities or a solicitation of an offer to purchase securities.

About Midland Financial Holdings, Inc.
MFH is a subsidiary holding company through which its ultimate parent, MuniMae, conducts loan origination, tax credit equity syndication services, pension fund advisory services and a variety of mortgage banking activities. MFH is organized in Florida and operates as a C corporation.

About Municipal Mortgage & Equity
MuniMae and its subsidiaries originate, service and asset manage investments in multifamily debt and equity for its own account and on behalf of others. MuniMae conducts these operations through its subsidiary, MMA Financial, LLC. As of March 31, 2004, assets under management totaled $8.6 billion secured by 2,179 properties containing 232,954 units in 49 states plus the District of Columbia, Puerto Rico and the U.S. Virgin Islands. For its proprietary accounts, MuniMae primarily holds tax-exempt multifamily housing bonds. This on-balance sheet portfolio of tax-exempt bonds is secured by 159 properties containing 36,709 units in 28 states. For a portion of these bonds, MuniMae participates in the performance of the underlying properties.

MuniMae is organized as a limited liability company. This structure allows MuniMae to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

www.mmafin.com

Contacts
Investor Relations:
Angela Richardson, 888/788-3863